EXHIBIT 10.1

TWELFTH AMENDMENT TO FINANCING AGREEMENT

This Twelfth Amendment to Financing Agreement (“Amendment”) is made and entered into as of this 31st day of August, 2006 between Key Tronic Corporation (“Company”) and The CIT Group/Business Credit, Inc. (“CIT”) in reference to that certain Financing Agreement between Company and CIT dated August 22, 2001, as amended (“Financing Agreement”). Capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Financing Agreement.

Company has requested to base its Applicable Margin on its Fixed Charge Ratio instead of its EBITDA, eliminate its EBITDA, Tangible Net Worth and Capital Expenditure covenants and that other amendments be made to the Financing Agreement. CIT is willing to make the financial accommodations requested by Company, but only on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. Definitions. The following definitions are hereby amended and restated in their entirety, with an effective date of August 1, 2006, as follows:

(a) “Applicable Margin means, with respect to the JP Morgan Chase Bank Rate or LIBOR, as applicable, the amount set forth below corresponding to the applicable level.”

		Applicable Margin
Level	Fixed Charge Ratio	JP Morgan Chase Bank Rate (Revolver)	LIBOR (Revolver Only)	Real Estate Term Loan and Capital Expenditure Loan (JP Morgan Chase Bank Rate)
I	<1.25x	0%	2.25%	0%
II	≥1.25x, but <1.62x	0%	2.00%	0%
III	≥1.62, but <2.00x	0%	1.75%	0%
IV	≥ 2.00x	0%	1.50%	0%

(b) “Collection Days” shall be deleted in its entirety in Section 1, as well as references thereto in Section 3.4(a) and Section 8.6.

2. Financial Covenants.

Section 7.11(a) with respect to the Tangible Net Worth covenant, Section 7.11(b) with respect to the EBITDA covenant, and Section 7.11(d) with respect to the Capital Expenditure covenant are hereby deleted in their entirety.

3. Interest. The first paragraph of Section 8.1(a) of the Financing Agreement shall be, and is hereby amended entirely, with an effective date of August 1, 2006, to read as follows:

“8.1 (a) Interest on the Revolving Loans shall be payable monthly as of the end of each month, and shall bear interest at an amount per annum equal to (a) the JP Morgan Chase Bank Rate plus the Applicable Margin on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month on balances other than Libor Loans and (b) the applicable Libor plus the Applicable Margin on any Libor Loan, on a per annum basis, on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month. The Applicable Margin shall be calculated quarterly and shall be based on the Fixed Charge Ratio for said Fiscal Quarter. In the event of any change in said JP Morgan Chase Bank Rate, the rate under clause (a) above shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new JP Morgan Chase Bank Rate. The rate hereunder shall be calculated based on a 360-day year. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.”

4. Representations and Warranties. In order to induce CIT to enter into this Amendment, the Company represents and warrants to CIT as follows:

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Financing Agreement, as amended and supplemented by this Amendment.

(b) Authorization of Agreements. The execution and delivery of this Amendment by the Company and the performance by the Company of the Financing Agreement, as amended and supplemented hereby, have been duly authorized by all necessary action, and this Amendment has been duly executed and delivered by the Company.

(c) Representations and Warranties in the Financing Agreement. The Company confirms that as of the Amendment Effective Date, the representations and warranties contained in Section 7 of the Financing Agreement are (before and after giving effect to this Amendment) true and correct in all material respects (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date).

5. Conditions. CIT’s obligations hereunder are subject to the delivery to CIT by August 31, 2006 an original of this fully executed Amendment.

6. Counterparts. This Amendment may be signed in counterparts with the same affect as if the signatures to each counterpart were upon a single instrument.

7. Reaffirmation. Except as modified by the terms herein, the Financing Agreement and the Loan Documents remain in full force and effect in accordance with their terms without offset, counterclaim or recoupment.

8. Governing Law. This Amendment shall be governed by the laws of the State of California.

9. Fees and Expenses. Company agrees to pay, on demand, all reasonable attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith.

10. Waiver of Jury Trial. COMPANY AND CIT HEREBY WAIVE ALL RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KEY TRONIC CORPORATION

By	/s/ Ronald F. Klawitter
Its	Executive Vice President and CFO
Date	September 5, 2006

THE CIT GROUP/BUSINESS CREDIT, INC.

By	/s/ Kirk Wolverton
Its	Vice President
Date	August 31, 2006

Each of the undersigned confirms that the foregoing Amendment shall not affect, modify or diminish such undersigned’s obligations under any instrument of Guarantee and/or any related pledge or security agreements executed in favor of CIT and reaffirms and ratifies each of the terms and conditions of such Guarantee and/or related pledge or security agreements.

KEY TRONIC JUAREZ, SA DE CV

By	/s/ Ronald F. Klawitter
Its	CFO
Date	September 5, 2006

KEY TRONIC REYNOSA, SA DE CV

By	/s/ Ronald F. Klawitter
Its	CFO
Date	September 5, 2006